Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.Registration Statements on Form S-3 (Nos. 333-238906 and 333-234538) of Twist Bioscience Corporation,
2.Registration Statement on Form S-8 (333-228123) relating to the 2018 Equity Incentive Plan and 2013 Stock Plan of Twist Bioscience Corporation,
3.Registration Statement on Form S-8 (333-228547) relating to the 2018 Employee Stock Purchase Plan of Twist Bioscience Corporation, and
4.Registration Statements on Form S-8 (Nos. 333-236373, 333-258639 and 333-268573) relating to the 2018 Equity Incentive Plan and 2018 Employee Stock Purchase Plan of Twist Bioscience Corporation;

of our reports dated November 28, 2022, with respect to the consolidated financial statements of Twist Bioscience Corporation included in this Form 10-K/A.

/s/ Ernst & Young LLP

San Mateo, California
June 5, 2023